March 30, 2010	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 025294-0149

Hudson Highland Group, Inc. 560 Lexington Avenue New York, New York 10022
Ladies and Gentlemen:

We have acted as counsel for Hudson Highland Group, Inc., a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-163605) (the “Registration Statement”), including the prospectus constituting a part thereof, dated December 18, 2009, and the prospectus supplement, dated March 30, 2010 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of (i) 4,200,000 shares of the Company’s common stock, $.001 par value (the “Common Stock”), and related preferred share purchase rights (the “Rights”) in a public offering and (ii) up to 630,000 additional shares of Common Stock and related Rights pursuant to the over-allotment option granted by the Company to the underwriters for such public offering (the shares of Common Stock described in clauses (i) and (ii) are collectively referred to as the “Shares”) in the manner set forth in the Prospectus.  The terms of the Rights are set forth in that certain Rights Agreement, dated as of February 2, 2005, between the Company and The Bank of New York, as Rights Agent (the “Rights Agreement”).

In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, each as amended to date; (iii) the Rights Agreement; (iv) resolutions of the Company’s Board of Directors and the Special Offering Committee of the Board of Directors relating to the authorization of the issuance of the Shares and related Rights subject to the Registration Statement and the Prospectus; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing and the other matters set forth herein, we are of the opinion that:

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

March 30, 2010 Page 2

1. The Shares covered by the Registration Statement, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

2. The Rights, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein.  In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP